Exhibit 99.1

NEWS RELEASE

Contact:

John Moreira or John Gavin

(781) 441-8338

Email: ir@nstar.com

FOR IMMEDIATE RELEASE

NSTAR Announces Pro Rata Dividend Plan in Preparation

 for Completing Merger with Northeast Utilities

Boston, MA – December 1, 2011 – NSTAR (NYSE:NST) announced today, in anticipation of completing its pending merger with Northeast Utilities, that its Board of Trustees has declared a pro rata dividend of $0.004722 per common share per day for the period from October 22, 2011, the day after the last record date, through and including December 20, 2011.  The record date for the pro rata dividend will be the earlier of the day before the closing date of the merger or December 20, 2011.  The daily dividend rate is equivalent to the most recent quarterly dividend rate of $0.425 per common share, and would total $0.28332 per share if the merger does not close on or prior to December 20, 2011.  If the merger closes prior to December 20, 2011, the pro rata dividend amount will be based on the daily rate from October 22, 2011 through and including the closing date of the merger.  The pro rata dividend will be paid within 20 days after the record date.

In order to synchronize the NSTAR dividend payment schedule to the Northeast Utilities payment schedule, NSTAR intends to change the schedule for its regular quarterly common dividend payments.  Future common dividends, when declared, are expected to be paid on the last business day of March, June, September and December.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with annual revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.

On October 18, 2010, NSTAR announced a stock-for-stock merger-of-equals transaction with Northeast Utilities.  In March 2011, NSTAR and Northeast Utilities shareholders voted to approve the merger.  The merger transaction requires various state and federal regulatory approvals and is expected to be completed in December or early 2012.  For more information, go to www.nstar.com.